AGREEMENT

This agreement is made and entered into as of January 29, 2010, by and between Xfone, Inc., a Nevada Corporation (entity number C23688-2000) whose principal executive offices are at 5307 W Loop 289, Lubbock, TX 79414, U.S. (the “Seller”), Abraham Keinan, whose address is at 4 Wycombe Gardens, London NW11 8AL, U.K. (“Abraham”), and AMIT K LTD, a company registered in England & Wales (company number 7134495) whose principal executive offices are at 788/790 Finchley Road, Temple Fortune, London NW11 7TJ, UK (the “Buyer”).

RECITALS

WHEREAS, the Seller owns (directly and/or indirectly) 100% of the entire issued share capital of Swiftnet Limited (“Swiftnet”), Auracall Limited (“Auracall”), Equitalk.co.uk Limited (“Equitalk”), Story Telecom, Inc. (“Story Inc”) and Story Telecom Limited (“Story UK”) (each, a “UK Subsidiary” and collectively hereinafter called the “UK Subsidiaries”), as listed in the Appendix attached hereto (the “Sale Shares”); and

WHEREAS, Abraham directly owns 100% of the entire issued share capital of Buyer and has the sole control of Buyer; and

WHEREAS, Seller, Abraham and Buyer wish to enter into a transaction pursuant to which Abraham, through Buyer, shall purchase from Seller the Sale Shares  (the “Transaction”); and

WHEREAS, Abraham is a significant shareholder and chairman of the board of directors of Seller, and the Transaction is therefore deemed to be a related party transaction; and

WHEREAS, pursuant to that certain loan agreement dated December 10, 2009 (the “Loan Agreement”), Iddo Keinan (“Iddo”), the son of Abraham and an employee of Swiftnet, has extended to Swiftnet a loan in an amount of £860,044.58 (“Iddo’s Loan”); and

WHEREAS, Seller has obtained a credit facility from Bank Leumi (UK) Plc of £150,000 (the “Credit Facility”) which is secured by a bank guarantee given to Bank Leumi (UK) by FIBI London (the “Bank Guarantee”), and the Bank Guarantee was secured by a deposit in an equivalent amount lodged by Iddo with FIBI London.

NOW, THEREFORE, in consideration of the above premises and the respective representations, warranties, agreements and conditions herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement (each, a “Party” and collectively the “Parties”), intending to be legally bound, hereby agree as follows:

1.	Sale and Purchase of the Sale Shares.

The Seller, as the beneficial owner and with full title guarantee of the Sale Shares, shall sell the Sale Shares to the Buyer and the Buyer shall purchase the Sale Shares, pursuant to the terms of this Agreement.

Unless otherwise specifically agreed upon in this Agreement, the UK Subsidiaries are to be purchased “AS IS”.

2.
Consideration. The consideration to be paid by the Buyer and/or Abraham to the Seller for the Sale Shares shall be $3,500,000, comprised of the following three (3) components (collectively, the “Consideration”):

a.
A release by Iddo and the UK Subsidiaries of the Seller and NTS Communications, Inc. (“NTS”) from any obligations under the Loan Agreement, the Security Documents (as that term is defined in the Loan Agreement) and any other ancillary documents thereof, including a release from the repayment of Iddo's Loan and the related costs and expenses specified in Schedule A of the Loan Agreement (the “Xfone - NTS Obligations”);

b.	A full redemption by the Buyer and/or Abraham of the Credit Facility, thereby releasing the Seller from its obligation to Bank Leumi (UK) Plc;

2.a. and 2.b. shall be collectively referred to as the “First Payment”;

c.	Earn-Out Consideration.

i.
Seller shall be entitled to receive an annual earn-out payment, commencing after the accumulative EBITDA of the UK Subsidiaries, over the years beginning on the consummation of the Transaction (the “Closing”), have reached an aggregate amount equal to the First Payment and payable not later than March 31 of each successive year, calculated as follows: the product of (A) twenty percent (20%) and (B) the accumulative EBITDA of the UK Subsidiaries for the applicable year (each, an “Earn-Out Payment” and collectively the “Earn-Out Payments”).

ii.	The aggregate Earn-Out Payments shall be equal to but shall not exceed $1,858,325.34 in the aggregate (the “Earn-Out Consideration”).

iii.
Upon the Closing, and until the Earn-Out Consideration is fully paid, Buyer and Abraham agree to allow Seller to review the annual financial statements, approved by the UK Subsidiaries’ independent auditors, and results, including relevant supporting documents, of each of the UK Subsidiaries, and shall provide Seller with a quarterly management report concerning each of the UK Subsidiaries.

iv.
For the purpose of calculation of the accumulative EBITDA of the UK Subsidiaries and each Earn-Out Payment, annual remunerations and/or withdrawals and/or considerations, paid by the UK Subsidiaries to Buyer and/or Abraham and/or their family members and/or affiliated companies and/or entities, directly or indirectly, shall not exceed £276,000.

v.
In the event that Buyer and/or Abraham sell the UK Subsidiaries after Closing and before the Earn-Out Consideration has been paid to Seller in full and therefore Buyer and/or Abraham cannot pay the Earn-Out Payments out of the accumulative EBITDA of the UK Subsidiaries, Buyer and/or Abraham shall immediately pay to Seller, upon Seller’s demand, in cash, $1,858,325.34, less any amounts previously paid to Seller as Earn-Out Consideration.

3.	Representation and Warranties.

a.	The Seller hereby represents and warrants to Buyer and Abraham that:

i.	Organization.

1.
Each of Swiftnet, Auracall,                                                      Equitalk and Story UK is a company registered, validly existing and in good standing under the laws of England & Wales, with full power to own its properties and to carry on its business as now conducted; and

2.	Story Inc is an entity organized, validly existing and in good standing under the laws of the State of Nevada with full power to own its properties and to carry on its business as now conducted.

ii.
Authority and Binding Obligation.                                                                The Seller has all requisite power and authority to execute, deliver and perform this Agreement and the Transaction (subject to Conditions to the Closing set forth in Section 8 below). This Agreement constitutes the legal, valid and binding obligation of, and is enforceable against, the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and to general equitable principles.

iii.
Title to the Sale Share .                                           The Seller is the lawful record and beneficial owner of the Sale Shares, and, except as set forth on Schedule 3.a.iii hereof, has good and marketable title to such capital stock, free and clear of all pledges, liens, encumbrances, claims and other charges thereon of any kind or nature.  The issued share capital of each UK Subsidiary has been validly issued in full compliance with applicable laws and with such UK Subsidiary’s corporate documents, and without any violation of pre-emptive rights, and is fully paid and non-assessable.

iv.
No Proceedings.                                No suit, action, or other proceeding is pending or, to the knowledge of the Seller, threatened before any governmental authority seeking to restrain the Seller or prohibit its entry into this Agreement or prohibit the Closing, or seeking damages against the Seller or the UK Subsidiaries as a result of the entry into this Agreement or the Closing.

v.
Absence of Undisclosed Liabilities.                                                                To the knowledge of the Seller, the UK Subsidiaries have no liabilities or obligations, except liabilities or obligations which are reflected, disclosed or reserved against on the balance sheet of the applicable UK Subsidiary and not heretofore paid or discharged; or liabilities or obligations specifically disclosed in this Agreement or any schedule to this Agreement.  For purposes of this Agreement, the term  “liabilities” or “obligations” shall include, without limitation, all direct or indirect indebtedness, guaranties, endorsements, claims, losses, damages, judgments, deficiencies, costs, expenses or responsibilities fixed or unfixed, choate or inchoate, whether liquidated or unliquidated, secured or unsecured or whether accrued, absolute, contingent or otherwise.

b.	The Buyer and Abraham hereby jointly and severally represent and warrant to Seller that:

i.
Familiarity and Due Diligence.                                                      Buyer and Abraham are fully familiar with the business and financial condition of each of the UK Subsidiaries, have reviewed all relevant books and records of the UK Subsidiaries, have made all necessary relevant inquiries of the officers, directors, members and management of each of the UK Subsidiaries, and performed such other investigations and due diligence activities as the Buyer and Abraham deemed necessary in connection with their evaluation of this Agreement and the Transaction.

ii.
Binding Obligation.                                This Agreement constitutes the legal, valid and binding obligations of the Buyer and/or Abraham enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and to general equitable principles.

4.	Execution. Upon entering into this Agreement:

a.	Seller shall deliver to Adv. Yoram Muszkat of 85 Yehuda Halevi St., Tel Aviv, Israel who is an agreed escrow agent for the Seller, Abraham and Buyer (the “Escrow Agent”):

(1) undated stock transfer forms of the Sale Shares in respect of Swiftnet, Equitalk and Story Inc executed by the Seller with the identity of Buyer as the transferee (the “Stock Transfer Forms”); and

 (2) the original share certificates representing 49% of the issued Class A shares of Swiftnet, 49% of the issued Class B shares of Swiftnet, 49% of the issued share capital of Equitalk, and 100% of the issued share capital of Story Inc (the “Certificates”); and

(3) Guy Nissenson’s letters of resignation from his directorship of all of the UK Subsidiaries (“Nissenson’s Letters”).

Subject to and upon the receipt of Shareholders Approval (as defined in Section 8.a.ii. below), the Escrow Agent shall deliver the Stock Transfer Forms, the Certificates, the Certificates (as that term is defined in the Loan Agreement) which are currently held by the Escrow Agent pursuant to the Loan Agreement (the “Loan Agreement Certificates”) and Nissenson’s Letters to Abraham. In the event Shareholders Approval is not obtained as set forth in Section 8.a.ii hereof, for any reason, the Escrow Agent shall deliver the Stock Transfer Forms, the Certificates and Nissenson’s Letters to Seller, and shall hold and/or deliver  the Loan Agreement Certificates pursuant to the provisions of the Loan Agreement.

b.	Buyer and Abraham shall deliver to the Escrow Agent:

(1) A written release, duly executed by Iddo, releasing the Seller and NTS from Xfone - NTS Obligations (“Iddo’s Release”); and

(2) Abraham Keinan’s letters of resignation from his directorship of all of the Seller’s subsidiaries, other than the UK Subsidiaries, (“Keinan’s Letters”).

Subject to and upon the receipt of Shareholders Approval, the Escrow Agent shall deliver Iddo’s Release and Keinan’s Letters to Seller. In the event Shareholders Approval is not obtained as set forth in Section 8.a.ii hereof, for any reason, the Escrow Agent shall deliver Iddo’s Release and Keinan’s Letters to Abraham.

c.
Each Party undertakes to maintain the current course of business of the UK Subsidiaries until the Closing. Any transaction which is out of the ordinary course of business of any of the UK Subsidiaries shall require the agreement of the Parties.

d.	Until the Closing, Swiftnet shall pay to Seller a monthly amount of £43,000 (the “Monthly Amount”). The Monthly Amount shall not be deemed to be loans extended by Swiftnet to Seller.

e.	The Seller and/or Xfone 018 Ltd. (“Xfone 018”) shall not offset down payments paid by Xfone 018 to Swiftnet on account of traffic.

5.	Closing. Upon the Closing of the Transaction:

a.
The Escrow Agent shall deliver to Abraham the Stock Transfer Forms, the Certificates, the Loan Agreement Certificates and Nissenson’s Letters and the Parties shall take any necessary steps and actions and shall execute any necessary documents and forms required to complete the transfer of the Sale Shares. For the avoidance of doubt, the Certificates and the Loan Agreement Certificates, for the purposes of this Agreement, shall mean all the original share certificates in respect of the Sale Shares.

b.
The Escrow Agent shall deliver to the Seller Iddo’s Release and Keinan’s Letters and the Parties and Iddo shall take any necessary steps and actions and shall execute any necessary documents and forms required to completely release Seller and NTS from Xfone - NTS Obligations.

c.	Buyer and/or Abraham shall fully redeem the Credit Facility and thereby shall release Seller from his obligation to Bank Leumi (UK) Plc.

d.
All outstanding agreements between Seller, including Seller’s non-UK subsidiaries, and any of the UK Subsidiaries shall be terminated, excluding that certain agreement by and between Swiftnet and Xfone 018, pursuant to which, among others, Swiftnet shall allow Xfone 018 to purchase from Swiftnet traffic services at a price of cost + 6% which shall be paid End Of Month Plus 14 Days (the “Swiftnet-Xfone 018 Agreement”). The Swiftnet-Xfone 018 Agreement shall remain in force and effect for a period of three years from Closing.

e.
All inter-company balances and debts between the UK Subsidiaries and Seller, including each of Seller’s non-UK subsidiaries, shall be cancelled, excluding balances due by Xfone 018 to the UK Subsidiaries in connection with traffic services.

f.
Any guarantee provided by the UK Subsidiaries in favor of Seller and/or any of Seller’s non-UK subsidiaries, including Swiftnet's guarantee to Bank Hapoalim BM in favor of Xfone 018, shall be terminated within six months of the Closing.

g.	Any guarantee provided by the Seller and/or any of Seller’s non-UK subsidiaries in favor of any of the UK subsidiaries shall be terminated within six months of the Closing.

h.	Seller and Buyer shall bear, in equal parts, the monthly interest payments and related costs and expenses which were actually borne by Swiftnet in connection with Iddo’s Loan until the Closing.

i.
Any trademarks and domain names relating to Seller and/or containing the name “Xfone” which are held and/or owned by any of the UK Subsidiaries shall be transferred, at no cost, to Seller no later than three months from Closing.

j.
Swiftnet and Xfone 018 will enter into a three years agreement providing for technical support by Swiftnet to the IT and communication systems of Xfone 018. Such agreement will include emergency telephone responses and ten hours of free telephone support per month. Additional services will be rendered by Swiftnet at a reasonable and agreed price.

k.	Seller shall deliver to Abraham a good standing certificate for each UK Subsidiary.

l.	The Parties and Iddo shall take any further necessary steps and actions and shall execute any further necessary documents and forms required to complete any transaction contemplated herein.

6.
Release and Discharge of Actions and Claims. Unless otherwise agreed upon in this Agreement, Seller releases and discharges Buyer and Abraham, and each of Abraham and Buyer releases Seller, including its subsidiaries, directors, officers, affiliates, employees, attorneys, successors and assigns, of and from any and all manner of action and actions, causes and causes of action, claims, controversies, contracts, torts, debts, damages or demands whatsoever, that it has had, now has, or may in the future have, arising out of or related to the UK Subsidiaries.

7.
Valuation and Fairness Opinion.  The Seller may seek the following in connection with the Transaction, which would be submitted to the Seller’s Audit Committee and Board of Directors for its review and consideration:

a.	A valuation of the UK Subsidiaries; and

b.	A fairness opinion.

The Buyer, Abraham and the Seller agree to fully cooperate with any requests for information and/or documents requested by the firm(s) providing the valuation and fairness opinion.

8.	Conditions to the Closing.

a.
The Closing shall be subject to receipt of the approval of the Transaction by (i) each of the Seller's Audit Committee and Board of Directors, each of which shall be obtained not later than the earlier of (a) 60 calendar days from the date of execution of this Agreement, and (b) 10 calendar days from the date of receipt of the later of the valuation or the fairness opinion specified in Section 7 of this Agreement; and (ii) the holders of a majority of the Seller’s common stock entitled to vote, which shall be obtained not later than July 31, 2010 (the “Shareholders Approval”).

b.
In the event the approval of the Seller’s Audit Committee, Board of Directors and/or the Shareholders Approval is not obtained in accordance with Section 8.a. hereof, this Agreement shall terminate and shall be of no further force and effect.

9.   General Provisions.

a.	The recitals of this Agreement are incorporated into this Agreement, and each Party acknowledges and confirms the truth and accuracy of the recitals.

b.	A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each Party.

c.
The terms and conditions of this Agreement represent the entire agreement between the Parties relating to the Transaction and supersede any previous agreement between the Parties in relation to the Transaction.

d.	Except to the extent that they have been performed and except where this Agreement provides otherwise, obligations contained in this Agreement shall remain in force after Closing.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

  /s/ Guy Nissenson
Xfone, Inc.

By: Guy Nissenson

/s/ Abraham Keinan
Abraham Keinan

/s/ Abraham Keinan
AMIT K Limited.

By: Abraham Keinan

I hereby confirm my agreement to the Transaction and my obligations pursuant to Sections 4.b., 5.b. and 5.m. of this Agreement.

/s/ Iddo Keinan
Iddo Keinan

APPENDIX
SALE SHARES

Swiftnet Limited

Name of Beneficial Shareholder	Class	Number of Shares Held

Xfone, Inc.	Ordinary Class A	12,825

Xfone, Inc.	Ordinary Class B	13,162

Auracall Limited

Name of Beneficial Shareholder	Class	Number of Shares Held

Swiftnet Limited	Ordinary	1,462

Equitalk.co.uk Limited

Name of Beneficial Shareholder	Class	Number of Shares Held

Xfone, Inc.	Ordinary	43,438

Story Telecom Limited

Name of Beneficial Shareholder	Class	Number of Shares Held

Story Telecom, Inc.	Ordinary	100

Story Telecom, Inc.

Name of Beneficial Shareholder	Class	Number of Shares Held

Xfone, Inc.	Ordinary	204

SCHEDULE 3.a.iii

Pursuant to the Loan Agreement, the following was granted, among others, as security in favour of Iddo for Swiftnet’s obligations under the Loan Agreement a charge over 51% (Fifty One Per Cent) of the issued Class A shares of Swiftnet and a charge over 51% (Fifty One Per Cent) of the issued Class B shares of Swiftnet, a charge over 51% (Fifty One Per Cent) of the issued share capital of Equitalk and a charge over the entire issued share capital of Story UK and Auracall.

In order to grant and perfect the aforementioned security Seller file the appropriate UCC-1 Forms, together with required supporting documentation, with the Nevada Secretary of State.